Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 of M.D.C. Holdings, Inc. (the “Company”) dated on or about December 1, 2005, pertaining to the registration of $1,000,000,000 in securities to be offered by the Company and co-registrants, and to the incorporation by reference therein of our reports dated February 15, 2005, with respect to the consolidated financial statements of M.D.C. Holdings, Inc., M.D.C. Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of M.D.C. Holdings, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
November 30, 2005
Denver, CO